Exhibit 10.58

AQUA AMERICA, INC.

SUPPLEMENTAL PENSION BENEFIT PLAN FOR SALARIED EMPLOYEES

(As Amended and Restated Effective January 1, 2011)

TABLE OF CONTENTS

(continued)

September 30,
Page

7.6 Applicable Law	8
7.7 Incapacity of Recipient	9
7.8 Corporate Successors	9
7.9 Current Address	9
7.10 Limitations on Liability	9

ii

AQUA AMERICA, INC.

SUPPLEMENTAL PENSION BENEFIT PLAN FOR SALARIED EMPLOYEES

(As Amended and Restated Effective January 1, 2011)

WHEREAS, Aqua America, Inc. (the “Company”) maintains the Aqua America, Inc. Supplemental Pension Benefit Plan for Salaried Employees (the “Plan”) for the benefit of a select group of management and highly compensated employees; and

WHEREAS, the Company desires to amend the Plan to incorporate amendments to the restatement of the Plan which was effective January 1, 2008 and to provide that the benefit hereunder shall be determined without regard to any reduction under Section 3.2(h) of Part A of the Retirement Plan;

NOW, THEREFORE, effective January 1, 2011, except as otherwise provided herein, Aqua America, Inc. hereby amends and restates the Aqua America, Inc. Supplemental Pension Benefit Plan for Salaried Employees as follows:

ARTICLE I

DEFINITIONS

Throughout this Plan, except where the context otherwise requires, words in the singular shall be construed as including words in the plural and words in the plural as including words in the singular and words importing the masculine gender shall be construed as including the feminine, and the following words and expressions have the following meanings:

1.1 “Board“ means the Board of Directors of the Company.

1.2 “Code“ means the Internal Revenue Code of 1986, as amended from time to time, and any regulations issued thereunder.

1.3 “Committee“ means the Retirement and Employee Benefits Committee.

1.4 “Company“ means Aqua America, Inc., a Pennsylvania corporation.

1.5 “Normal Retirement Date“ means the first day of the month coincident with or next following the date on which a Participant attains his Normal Retirement Age, as defined in the Retirement Plan.

1.6 “Participant“ means a salaried employee of the Company who is a participant under the Retirement Plan (or any successor or replacement plan) and whose benefit payable under Part A or Part C of the Retirement Plan is reduced as a result of the limitation under section 401(a)(17) or section 415 of the Code, or whose benefit payable under Part A of the Retirement Plan is reduced as a result of the provisions of Section 3.2(h) of Part A or as a result of the deferral of compensation under the Aqua America, Inc. Executive Deferral Plan.

1.7 “Plan” means this Aqua America, Inc. Supplemental Pension Benefit Plan for Salaried Employees, previously known as the Aqua America, Inc. Excess Benefit Plan for Salaried Employees.

1.8 “Retirement Plan“ means the Retirement Income Plan for Aqua America, Inc. and Subsidiaries.

1.9 “Retirement Plan Benefit“ means the accrued benefit payable to a Participant as determined under the terms of the Retirement Plan.

1.10 “Retirement Plan Surviving Spouse Benefit“ means the Surviving Spouse Benefit determined pursuant to the terms of the Retirement Plan in the event of the death of the Participant at any time prior to commencement of payment of his Retirement Plan Benefit.

1.11 “Separation from Service“ means a Participant’s termination of employment with the Company and all affiliated companies considered a single employer with the Company as provided under Code section 409A and guidance issued thereunder, and, effective January 1, 2009, Treas. Reg. §1.409A-1(h) and any successor thereto. The default rules of Treas. Reg. §1.409A-1(h) shall apply except for purposes of determining if the level of bona fide services will permanently decrease from the average level of bona fide services performed over the immediately preceding 36-month period (or full period of service, if shorter). In applying such rules, 33-1/3% shall be substituted for 20%.

1.12 “Specified Employee“ means an employee as defined in Code section 409A(a)(2)(B)(i) and guidance issued thereunder and, effective January 1, 2009, Treas. Reg. §1.409A-1(i) or any successor thereto and as determined in accordance with the methodology adopted by the Company in accordance with such regulation and set forth in the written policy entitled “Aqua America, Inc. Key Employee Determination Process for purposes of Section 409A,” which is incorporated herein by reference.

1.13 “Supplemental Benefit“ means the total benefit payable to a Participant pursuant to this Plan.

1.14 “Supplemental Surviving Spouse Benefit“ means the Surviving Spouse Benefit payable to a Surviving Spouse pursuant to this Plan.

1.15 “Surviving Spouse“ means a person who qualifies as a surviving spouse under the Retirement Plan.

1.16 “Surviving Spouse Benefit“ means, except as otherwise provided in Section 3.2(d), the survivor annuity payable to the Surviving Spouse determined as if the Participant had retired on the later of the day prior to his death or on the date of his earliest retirement age (having survived to such date), with an immediate joint and survivor annuity. The survivor annuity percentage shall be 75% with respect to Participants in Part A of the Retirement Plan and with respect to Participants in Part C of the Retirement Plan who are Designated Participants as defined in such Part C and 50% with respect to all other Participants in Part C of the Retirement Plan. A Surviving Spouse Benefit shall be determined in the form of a single life annuity (based on such survivor annuity) for the life of the Surviving Spouse commencing on the later of the Participant’s date of death or earliest retirement age. Earliest retirement age shall have the same meaning as under the Retirement Plan.

ARTICLE II

ELIGIBILITY

2.1 Eligibility of a Participant. A Participant who is eligible to receive a Retirement Plan Benefit, the amount of which is reduced, or would be reduced as provided in Section 1.6, by reason of the application of the limitations on benefits imposed by application to the Retirement Plan of sections 401(a)(17) or 415 of the Code or by reason of the deferral of compensation under the Aqua America, Inc. Executive Deferral Plan, shall be eligible to receive a Supplemental Benefit.

2.2 Eligibility of a Surviving Spouse. The Surviving Spouse of a Participant described in Section 2.1 who dies prior to the time specified in Section 4.1 shall be eligible to receive a Supplemental Surviving Spouse Benefit.

ARTICLE III

SUPPLEMENTAL BENEFIT

3.1 Amount. The Supplemental Benefit payable to an eligible Participant shall be a monthly amount equal to the excess of (a) over (b) below:

(a) the monthly amount of the Retirement Plan Benefit (expressed in the form of a single life annuity commencing at Participant’s Normal Retirement Date or, if later, the date of determination) to which the Participant would have been entitled under the Retirement Plan, if such Benefit were computed without giving effect to any deferrals of compensation made under the Aqua America, Inc. Executive Deferral Plan, to the limitations on benefits imposed by sections 401(a)(17) or 415 of the Code or to any reduction imposed under Section 3.2(h) of Part A of the Retirement Plan;

(b) the monthly amount of the Retirement Plan Benefit (expressed in the form of a single life annuity commencing at Participant’s Normal Retirement Date or, if later, the date of determination) payable to the Participant under the Retirement Plan.

3.2 Time and Form of Payment.

(a) Default Form and Time of Payment. Subject to Section 3.2(e), unless an optional time and form of payment under Section 3.2(b) is elected as provided under Section 3.2(c) or a transfer election is made as provided under Section 3.2(d), the actuarial equivalent present value of the Participant’s Supplemental Benefit shall be paid to him in one lump sum payment on the first day of the month following the later of the Participant’s Separation from Service and attainment of age 55 (or February 1, 2009, if later). Present value for purposes of this Section 3.2(a) shall be determined using the discount and mortality assumptions prescribed under FAS 87 for accounting valuation purposes for the year in which distribution occurs.

(b) Optional Forms and Times of Payment. A Participant may elect any of the following forms in lieu of a lump sum payment: a single life annuity; a joint and survivor annuity with a survivor annuity equal to 50%, 66-2/3%, 75% or 100% of the amount paid during the joint lives; or a term certain single life annuity with a 10-year term, or if the Participant participates in Part A of the Retirement Plan or participates in Part C of the Retirement Plan as a Designated Participant (as defined in Part C), also a 5-year term or a 15-year term. Instead of commencement of payment (or payment in the event of a lump sum) at the later of Separation from Service or the date the Participant attains age 55, a Participant may elect the later of Separation from Service or the date of attainment of a designated age after age 55. All payments shall commence on the first day of the month following the later of the Participant’s Separation from Service or the date of attainment of the designated age, subject to Section 3.2(e) and Section 3.2(c)(ii).

(c) Election.

(i) During 2007 and 2008, a Participant may elect an optional form and/or time of payment as provided under Section 3.2(b), provided such election is made prior to the calendar year in which such amounts would otherwise be paid and such election does not cause such amounts to be paid in the year the election is made. An election under this Section 3.2(c) shall be made in writing, on the form prescribed by the Committee, and filed with the Committee. All elections are irrevocable upon submission to the Committee.

(ii) Effective on and after January 1, 2009, any election shall not be effective for 12 months, must be made 12 months before the amounts would be paid or commence to be paid, and must delay payment or commencement of payment at least five years unless the election changes an annuity form of payment to an actuarially equivalent annuity form of payment without changing the date payment commences. All elections are irrevocable upon submission to the Committee.

(d) One-Time Election to Transfer Benefit. A Participant may make a one-time, irrevocable election to elect, in lieu of the payments described in Section 3.2(a) and Section 3.2(b), to have the actuarial equivalent present value of the Supplemental Benefit transferred to the Participant’s Separation Distribution Account under the Aqua America, Inc. Executive Deferral Plan on the later of the date the Participant attains age 55 or the date of the Participant’s Separation from Service. Notwithstanding the foregoing, in the event of the Participant’s death prior to such transfer, a transfer of the actuarial equivalent present value of the Supplemental Surviving Spouse Benefit shall be made as of the later of the date the Participant would have attained age 55 or the Participant’s Separation from Service due to death, provided there is a Surviving Spouse and provided in the event of the Participant’s death prior to age 55 that such Spouse survives to the date the Participant would have attained age 55. Any amounts so transferred to the Aqua America, Inc. Executive Deferral Plan shall be distributed in accordance with the provisions of that Plan, including an effective election made under that Plan. An election under this Section 3.2(d) shall be made in writing, on the form prescribed by the

Committee, shall be submitted to the Committee on or prior to December 31, 2008, shall be irrevocable upon submission to the Committee, and no further election regarding time and form of payment shall be available under this Plan. Present value for purposes of this Section 3.2(d) shall be determined using the discount and mortality assumptions prescribed under FAS 87 for accounting valuation purposes for the year in which transfer occurs. Notwithstanding the foregoing, or any other provision of this Plan to the contrary, with respect to the participation of Nicholas DeBenedictis in the event of his Separation from Service due to death after age 55, the Supplemental Surviving Spouse Benefit to be transferred to the Aqua America, Inc. Executive Deferral Plan shall be an amount equal to the actuarial equivalent present value of the Supplemental Benefit that would have been transferred to such Executive Deferral Plan had Mr. DeBenedictis retired on the day prior to the day of his death.

(e) Six Month Payment Delay. Notwithstanding any provision of the Plan to the contrary, any payment of Supplemental Benefits due as a result of Separation from Service to a Participant who is a Specified Employee which would otherwise be paid or commence to be paid prior to the six-month anniversary of such Separation from Service shall be delayed until the first business day following the six-month anniversary of Separation from Service (or, if earlier, the date of such Participant’s death). Any annuity payments otherwise payable during such six-month period shall accumulate and be paid in one lump sum on such delayed payment date. If payment is due in one lump sum upon Separation from Service, the actuarial equivalent present value shall be determined as provided in Section 3.2(a) as of the date of Separation from Service and shall be credited with interest during such six month delay using the first segment rate as determined under Code section 417(e)(3)(D).

(f) Timing of Payment. Payment or commencement of payment of Supplemental Benefits is treated as made on the date specified if payment is made at such date or a later date in the same taxable year or, if later, by the 15th day of the third calendar month following the specified date and the Participant is not permitted, directly or indirectly, to designate the taxable year of payment.

3.3 Payment of Small Amounts. Notwithstanding any other provision of the Plan, if the present value of the Supplemental Benefit payable under this Plan does not exceed $5,000, such Supplemental Benefit shall be paid in one lump sum on the payment date or commencement date otherwise specified under the terms of this Plan, provided such payment results in the termination and liquidation of the Participant’s entire interest under this Plan and any other plan required to be aggregated with this Plan under Treas. Reg. §1.409A-1(c)(2) or any successor thereto. Present value for purposes of this Section 3.4 shall be determined using the discount and mortality assumptions specified in Section 3.2(a).

3.4 Adjustment of Supplemental Benefit. The Supplemental Benefit payable hereunder shall be subject to the same actuarial adjustments and adjustments for early or delayed commencement as under the Retirement Plan except as otherwise specifically provided herein. For avoidance of doubt, the Supplemental Benefit as of any date after the Participant’s Normal Retirement Date shall be the greater of (i) the Supplemental Benefit as of the Participant’s Normal Retirement Date increased by one-half of one percent (1/2%) per month, for a Participant in Part A of the Retirement Plan for the period from his Normal Retirement Date to the date of determination or the Actuarial Equivalent of the Supplemental Benefit as of Normal Retirement Date for a Participant in Part C of the Retirement Plan, or (ii) the Supplemental Benefit calculated as of the date of determination.

3.5 Coordination with SERP Benefit. Notwithstanding the foregoing provisions of this Plan, the Supplemental Benefit of Nicholas DeBenedictis who also participates in the Aqua America, Inc. Supplemental Executive Retirement Plan for Nicholas DeBenedictis (the “SERP”) shall be paid at the same time and in the same form as the benefit under the SERP.

ARTICLE IV

SUPPLEMENTAL SURVIVING SPOUSE BENEFIT

4.1 Amount. If a Participant has not made the election provided under Section 3.2(d) and dies prior to the later of (A) his Separation from Service or (B) his attainment of an age designated as the trigger for payment under Section 3.2(c) under circumstances in which a Retirement Plan Surviving Spouse Benefit is payable (or would have been payable if the Participant’s Retirement Plan Benefit had not commenced) to his Surviving Spouse, then a Supplemental Surviving Spouse Benefit is payable as provided herein.

4.2 Time and Form of Payment.

(a) Default Form and Time of Payment. Unless an optional time and form of payment under Section 4.2(b) is elected as provided under Section 4.2(c), the Supplemental Surviving Spouse Benefit shall be paid in one lump sum payment on the first day of the second month following the date of the Participant’s death or if later, the date the Participant would have attained age 55. Present value for purposes of this Section 4.2(a) shall be determined using the discount and mortality assumptions prescribed under FAS 87 for accounting valuation purposes for the year in which distribution occurs.

(b) Optional Form and Times of Payment. A Participant may elect a single life annuity instead of a lump sum with respect to payment of the Supplemental Surviving Spouse Benefit. Instead of commencement of payment (or payment in the event of a lump sum) at the later of death or the date the Participant would have attained age 55, a Participant may elect the later of the date of death or the date of attainment of a designated age after age 55. All payments shall commence on the first day of the second month following the later of the Participant’s death or the date the Participant would have attained age 55.

(c) Election. A Participant may elect an optional form and/or time of payment as provided under Section 4.2(c), provided such election is made prior to the calendar year in which such Supplemental Surviving Spouse Benefit would otherwise be paid and such election does not cause such Benefit to be paid in the year the election is made. Effective on and after January 1, 2009, any election shall not be effective for 12 months and must be made 12 months before the Supplemental Surviving Spouse Benefit would be paid or commence to be paid. All elections are irrevocable upon submission to the Committee.

(d) Timing of Payment. Payment or commencement of payment of a Supplemental Surviving Spouse Benefit is treated as made on the date specified if payment is made at such date or a later date in the same taxable year or, if later, by the 15th day of the third calendar month following the specified date and neither the Participant nor the Surviving Spouse is permitted, directly or indirectly, to designate the taxable year of payment.

4.3 Payment of Small Amounts. Notwithstanding any other provision of the Plan, if the present value of the Supplemental Surviving Spouse Benefit payable under this Plan does not exceed $5,000, such Supplemental Surviving Spouse Benefit shall be paid in one lump sum on the payment date or commencement date otherwise specified under the terms of this Plan, provided such payment results in the termination and liquidation of the Participant’s entire interest under this Plan and any other plan required to be aggregated with this Plan under Treas. Reg. §1.409A-1(c)(2) or any successor thereto. Present value for purposes of this Section 4.3 shall be determined using the discount and mortality assumptions specified in Section 4.2(a).

4.4 Adjustment of Supplemental Benefit. The Supplemental Surviving Spouse Benefit payable hereunder shall be subject to the same actuarial adjustments and adjustments for early or delayed commencement as under the Retirement Plan except as otherwise specifically provided herein.

4.5 Coordination with SERP Benefit. Notwithstanding the foregoing provisions of this Plan, the benefit under this Plan of Nicholas DeBenedictis who also participates in the Aqua America, Inc. Supplemental Executive Retirement Plan for Nicholas DeBenedictis (the “SERP”) shall be paid at the same time and in the same form as his benefits under the SERP.

ARTICLE V

ADMINISTRATION

5.1 Administration by the Committee. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

5.2 General Powers of Administration. All provisions set forth in the Retirement Plan with respect to the administrative powers and duties of the Committee, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Retirement Plan.

ARTICLE VI

AMENDMENT OR TERMINATION

6.1 Amendment or Termination. The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution.

6.2 Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant or Surviving Spouse of all or any portion of any Supplemental Benefit or Supplemental Surviving Spouse Benefit, payment of which has commenced prior to the effective date of such amendment or termination or which would be payable if the Participant terminated employment for any reason, including death, on such effective date.

ARTICLE VII

GENERAL PROVISIONS

7.1 Funding. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. No Participant, Surviving Spouse or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant, Surviving Spouse or other person shall have only the rights of a general unsecured creditor of the Company with respect to any right under the Plan.

7.2 General Conditions. Except as otherwise expressly provided herein, all terms and conditions of the Retirement Plan applicable to a Retirement Plan Benefit or a Retirement Plan Surviving Spouse Benefit shall also be applicable to a Supplemental Benefit or a Supplemental Surviving Spouse Benefit payable hereunder. Any Retirement Plan Benefit or Retirement Plan Surviving Spouse Benefit, or any other benefit payable under the Retirement Plan, shall be paid solely in accordance with the terms and conditions of the Retirement Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Retirement Plan.

7.3 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

7.4 No Enlargement of Employee Rights. No Participant or Surviving Spouse shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

7.5 Spendthrift Provision. No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

7.6 Applicable Law. The Plan is intended to comply with Code section 409A and guidance issued thereunder and shall be administered and interpreted consistent therewith and otherwise shall be construed under the laws of the Commonwealth of Pennsylvania other than its laws respecting choice of laws, to the extent not otherwise preempted by Federal law.

7.7 Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

7.8 Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate, subject to the provisions of Section 6.2, and distribution shall continue to be made in accordance with the foregoing provisions of the Plan.

7.9 Current Address. Each Participant shall keep the Company informed of his current address and the current address of his spouse. The Company shall not be obligated to search for the whereabouts of any person.

7.10 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

IN WITNESS WHEREOF, Aqua America, Inc. has caused these presents to be duly executed, under seal, as of this 4th day of October     , 2011.

Attest:	AQUA AMERICA, INC.

/s/ Maria Gordiany_	By:	/s/ Roy H. Stahl
Assistant Secretary		Chief Administrative Officer, General Counsel and Secretary

[Corporate Seal]